Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Revlon, Inc.:
We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-116160 and 333-147955) and on Form S-3 (Nos. 333-141545 and 333-156072) of Revlon, Inc. of our report dated February 25, 2010, with respect to the consolidated balance sheets of Revlon, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ deficiency and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2009 and the related financial statement schedule, and our report on the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of Revlon, Inc.
New York, New York
February 25, 2010